Exhibit 10.2

SECTION I

ESSENTIAL LEASE PROVISIONS

A.                                   Parties

THIS LEASE (“Lease”) is executed and entered into as of December 15, 2004 (“Effective Date”) by the Columbus Regional Airport Authority (“Authority”) a Port Authority organized and existing under the laws of the State of Ohio and the owner and operator of Port Columbus International Airport (“Airport”); and Airnet Systems, Inc. (“Tenant”), a corporation organized and existing under the laws of the State of Ohio and authorized to do business in Ohio.

B.                                     Definition of Certain Terms

The following terms shall have the following meanings for purposes of this lease:

“Airport” means that certain tract of real property located in Franklin County, Ohio, generally known as “Port Columbus International Airport”.

“Environment” or “Environmental” means any water or water vapor, any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

“FAA/TSA” means the Federal Aviation Administration or the Transportation Security Administration or any successor administration(s) or agency(ies).

“Government” means the United States of America acting by, or through one or more of its federal agencies and pursuant to the Constitution of the United States of America.

“Minimum Standards” means those requirements for commercial operators at the Airport as established by the Columbus Regional Airport Authority, as they may be amended from time to time, and which have been made available to Tenant for Tenant’s review, receipt of which is hereby acknowledged.

“Schedule of Rates and Charges” means the Airport’s then current fee schedule, as the same may be amended from time to time, for all operations at the Airport, the current copy of which has been made available to Tenant.

C.                                     Premises – Size

The “Premises” is the approximately 12.205 acre tract of real property located within Port Columbus International Airport and more fully described in the attached Exhibit A, and the buildings and all other improvements thereon, which are leased by Authority to Tenant pursuant to this lease. Upon the terms and conditions described in this lease, Authority hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Authority.   The amount of leased land in the Premises is approximately 12.205 acres (531,649.8 square feet).

Tenant accepts the Premises “As Is”.  Except as otherwise expressly stated herein, the Authority has made no representation or warranties regarding the suitability thereof for Tenant’s purpose.

D.                                    Premises – Easements

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E.                                      Premises – Additional Agreements

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F.                                      Premises – Modification

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G.                                     Acknowledgement

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H.                                    Common Use

Tenant shall be entitled, in common with others so authorized, to the use of all facilities and improvements of a public nature which now are or may hereafter be connected with or appurtenant to the Airport, subject only to the Port Columbus Airport Rules and Regulations and the payment of fees and charges for the use of public facilities as are now, or may be, established.

I.                                         Term

The Term of this Lease shall commence on the Effective Date hereof and shall terminate on the date Tenant completes its move-in to its new facility located at Rickenbacker International Airport pursuant to that certain Land Lease dated January 20, 2004 between the Authority and Tenant, as amended by Amendment No. 1 to Land Lease dated April 15, 2004 (the “Rickenbacker Lease”); provided, however, that the term shall not extend beyond August 31, 2005.

There is no privilege of renewal hereunder.  At the Authority’s option, any holding over by Tenant after the expiration of this Lease shall be from day to day which may be terminated at any time by the Authority or Tenant, by giving thirty (30) days written notice to the other party.  No acceptance of rent, fees or charges by, or act or statement on the part of, the Authority or its duly authorized agent, in the absence of a written contract signed by the Authority shall be construed as an extension of the term or as consent for any further occupancy.

J.                                        Conveyance by Deed

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K.                                    Rent

The Base Rent for the Premises shall be $30,000.00 per month.  Base Rent includes rent for both the land and the improvements thereon.  During the five-month period following the Effective Date of this Lease (the “Rent Free Period”), Tenant shall not be required to pay any Base Rent.  Should the Effective Date of this lease occur on a day other than the first day of a calendar month, then the Base Rent for such fractional month remaining after the Rent Free Period shall be one thirtieth (1/30th) of the Base Rent multiplied by the number of days remaining in that month.

The Base Rent shall be payable to the Authority at Columbus Regional Airport Authority, P.O. Box 360476, Columbus, OH 43236, Attn: Accounts Receivable, without prior demand and without any abatement, except as may be provided elsewhere in this Lease.

If Tenant fails to pay any Base Rent or additional charges provided herein within ten (10) days of the date it is due and payable, such unpaid amounts will be subject to a late payment charge equal to two percent (2%) of such unpaid amounts.  Any payment that remains unpaid for more than thirty (30) days after its due date shall be subject to a per annum interest rate calculated at four percent (4%) above the average prime rate reported by the Wall Street Journal during the period such amounts remain outstanding.

L.                                      Net Lease

This Lease is a net lease, and the rent payable under this Lease, or any other agreement between Tenant and the Authority shall be absolutely net to Authority at all times during the term of this Lease, so that this Lease shall yield to Authority the full amount of the rent throughout the term of this Lease.  Unless otherwise specifically stated to the contrary herein, all costs, expenses, taxes, fees, charges, and other obligations of any character directly or indirectly relating to the Premises or the ownership, possession, use, occupation, operation, maintenance, repair, condition, alteration, improvement, or replacement of the Premises which arise or become due or payable during the term of this lease shall be paid by Tenant, whether or not specifically described in this Lease.  The rent shall be paid to Authority when due and the other charges to be borne by Tenant under this Lease shall be paid when due, without demand or notice (except as otherwise provided in this Lease), and without any abatement, deduction, diminution, suspension, interruption, deferment, or reduction by reason of any claim, set-off, counterclaim, defense, or any other reason whatsoever.  Except as expressly provided in this Lease to the contrary, this Lease shall continue in full force and effect during its full term, and all costs, expenses, taxes, fees, charges, and other obligations of Tenant under this Lease shall not be released, discharged, or otherwise affected by reason of:  (a) any damage to or destruction of the Premises or any part thereof or any condemnation of the Premises or any part thereof; (b) any restriction or prevention of or interference with any use of the Premises or any part thereof unless caused by the Authority, its employees, agents, contractors or anyone for whom the Authority is responsible; (c) any inconvenience or interruption or loss of business caused by any past, present, or future legal requirements or insurance requirements; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or similar proceeding relating to Authority or any action taken with respect to this lease by any trustee or receiver of Authority or by any court of any such proceeding; (e) any claim which Tenant has or might have against Authority; or (f) any other occurrence whatsoever, whether similar or dissimilar to the foregoing and in each case, whether or not Tenant shall have notice or knowledge of any of the foregoing.

M.                                 Rent Adjustment

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N.                                    Rights of Expansion

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O.                                    Right to Operate and Develop Airport

Authority reserves the right to operate and to further add to, develop, improve, repair and alter the Airport and all roadways, parking areas, terminal facilities, aprons, landing areas and taxiways(together referred to as “Airport Improvements”), as it may see fit, regardless of the desires or views of Tenant, and without interference or hindrance by Tenant and free from any and all liability to Tenant for loss of business or damages of any nature whatsoever to Tenant occasioned during the making of, or because of, such Airport Improvements, and to establish such fees and charges for the use of the Airport by Tenant and all others as Authority shall deem advisable.  However, if the Airport is closed for any reason for a period longer than five (5) days, or Tenant’s access to or use of the Premises, or access to the Airport runways, is obstructed for a period longer than five (5) days, Tenant’s Base Rent will abate until such time as the Airport is reopened or obstruction is removed, provided that, in either case, the Tenant is unable to use the Premises or does not have reasonable ingress and egress therefrom.  Furthermore, any reduction in the area or taking by the Authority of the Premises for longer than a five (5) day period, shall result in a pro-rata reduction or abatement in Rent, commencing on the date of taking.  This paragraph shall in no event be construed as modifying the provisions of Section V.B. of the Rickenbacker Lease concerning Tenant’s uninterrupted access to Runway 28L at the Airport.

P.                                      Right to Relocate Tenant

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SECTION II

ADDITIONAL EXPENSES FOR THE TENANT

A.                                   Airport Use Fees and Minimum Standards

Tenant will pay Airport Use Fees to Authority as now written (Exhibit B, Rates and Charges) or as may be renewed, amended, replaced, superseded, modified, or otherwise adopted by the Authority.

Tenant will comply with the Minimum Standards for Commercial Aviation Operations and Services and Airport Operating Rules and Regulations as it now exists or as may be renewed, amended, replaced, superseded, or otherwise modified by the Authority.

B.                                     Utilities, Trash Disposal, Snow Removal

Tenant will contract with and pay the appropriate suppliers for all fees and charges associated with water, storm water, sewer, gas, electricity, telephone, cable,

and other utilities and communications services used by Tenant or otherwise relating to the Premises, whether or not such services are billed directly to Tenant.  Tenant will also procure, without cost to Authority, any and all necessary permits, licenses, or other authorizations required for the lawful and proper installation and maintenance upon the Premises of wires, pipes, conduits, tubes, and other equipment and appliances for use in supplying any such service to and upon the Premises.  Unless caused by the negligence or intentional wrongful acts of the Authority, its employees, agents, contractors or anyone for whom the Authority is responsible, Authority will not be liable for any reason for any loss or damage resulting from an interruption of any of these services.

Tenant, at its sole cost and expense, will provide for the complete and sanitary handling and disposal, away from the Airport, of all trash, garbage, and other refuse resulting from operations on the Premises.

Tenant, at its sole cost and expense, will be responsible for any direct or indirect snow removal activity on the Premises.  Tenant will be responsible for the necessary cooperation with the Authority to coordinate the overall Airport snow removal plan as it pertains to the Premises.

B.                                     Taxes and Assessments - Payments

Tenant will pay all taxes, including without limitation real estate and personal property taxes and assessments assessed, levied, confirmed, or imposed during the Term of this Lease (herein called the “Tax Term”):

1.                                       Upon, measured by, or reasonably attributable to the cost or value of the Premises and Tenant’s equipment, furniture, fixtures, and other personal property and Leasehold Improvements located on the Premises regardless of whether title to such Leasehold Improvements is in Tenant or Authority;

2.                                       Upon or measured by the Base Rent, any gross receipts tax or excise tax levied by the federal government or any other governmental body with respect to the receipt of Base Rent, but excluding any income or similar tax;

3.                                       Upon or with respect to the possession, leasing, use, or occupancy by Tenant of the Premises.

As soon as practicable after receipt of the applicable tax statements from the appropriate governmental authority, Authority will deliver to Tenant a statement of amounts payable under this subparagraph.  Tenant shall have the right, at its expense, to contest and appeal the valuation of Leasehold Improvements and its personal property and assessment of any tax based thereon.

Upon the termination of this lease for any reason, Tenant shall pay Authority an amount equal to all real estate taxes and assessments in respect of or related to the Premises or the Tax Term, prorated to the date of termination based upon the most recent tax rates and property valuations available.  The proration of real estate taxes and assessments at the termination of this Lease shall, at the option of Authority, be subject to readjustment after termination based upon the taxes and assessments actually levied in respect of or related to the Premises.  If Authority elects to so readjust the proration of taxes and assessments after the termination of this Lease, Tenant shall pay to Authority its readjusted share of such taxes and assessments within 30 days after receipt of any notice therefor from Authority.

Notwithstanding the foregoing, and as contemplated by Ohio Revised Code Section 4582.20, Authority agrees to timely file and process an application with the Franklin County Auditor to have the Premises exempted from both real and personal property taxation for calendar year 2005 due to the fact that the term of this Lease, as of January 1, 2005, will have a remaining term of less than one year.

C.                                     Taxes and Assessments - Reimbursement

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D.                                    Taxes and Assessments - Parcels

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E.                                      Insurance

Tenant will maintain in full force and effect and at its own during the entire Term of this Lease, the following policy or policies of insurance.  If Authority’s insurance advisor reasonably concludes that these amounts or coverage(s) are no longer adequate, then such amount or coverage will be proportionately increased, or obtained, as the case may be; provided, however, in no event shall Tenant be required to obtain or maintain insurance which is in excess of or in addition to types and amounts of coverage typically required by the Authority with respect to projects of substantially comparable size, quality, type and location at the time of determination, which determination shall take into account all relevant factors, including the credit of Tenant, the nature of Tenant’s operations, and the like.

Authority, although an additional insured on the liability policies, will nevertheless be entitled to recovery under said policies for any loss occasioned to it, or its directors, officers, employees, public officials, agents, customers, invitees, and licensees by reason of the negligence of Tenant or its directors, officers, employees, public officials, agents, customers, invitees, and licensees.

The company writing such policy will agree to give Authority not less than thirty (30) days’ prior written notice of any cancellation, of such insurance, or any reduction, or modification of such insurance which results in the limits of coverage being less than those required by this Section II. E.  Tenant may satisfy the coverage required herein under a blanket or umbrella policy with the Premises properly endorsed or scheduled thereunder.

1.                                       Aviation General Liability Insurance, including property damage, insuring Tenant from and against all claims, demands, actions, or liability for injury to or death of any persons, and for damage to property arising from or related to the use or occupancy of the Premises or the operation of Tenant’s business.  Authority shall be listed as an additional insured on such policy.  This policy must contain, but not be limited to, coverage for airport premises, products and completed operations, blanket contractual, personal injury, liability arising out of the ownership, maintenance or use of owned, non-owned, or hired aircraft and automobiles.

2.                                       The policy must have limits in amounts not less than $10,000,000.00 each occurrence.

3.                                       Worker’s compensation insurance with a limit of no less than that amount required by law.

4.                                       “All-Risk” perils, including, without limitation, vandalism and malicious mischief, to the extent of one hundred percent (100%) of the current replacement value of all Leasehold Improvements situated on the Premises.

5.                                       Hangarkeepers’ Liability with limits of at least $1,000,000.00 each loss/each aircraft.

All policies of insurance described in this paragraph will be issued by responsible companies, reasonably acceptable to Authority and qualified to write such coverages in the State of Ohio.  Certificates of such insurance, will be delivered to Authority as soon as possible upon the termination or expiration of the term of each existing policy.  All public liability, property damage, and other casualty policies (except for the environmental insurance required under Section VIII.K) will be written as primary policies, not entitled to contribution from, nor contributing with, any coverage which Authority may carry.

If Tenant fails either to acquire the insurance required pursuant to this paragraph or to deliver required certificates, Authority after 30 days’ written notice to Tenant may, but is not required to, acquire such insurance and pay the requisite premiums for Tenant.  Tenant shall reimburse such premiums to Authority upon demand.  If Authority elects not to purchase any required insurance, Tenants failure shall constitute a material breach of this agreement.

Authority and Tenant waive any rights each may have against the other for loss or damage to its property or property in which it may have an interest where such loss is caused by a peril of the type generally covered by property insurance with extended coverage or arising from any cause which the claiming party was obligated to insure against under this Lease.  Tenant agrees to cause its respective insurance companies insuring the Premises or insuring its property on Premises to execute a waiver of any such rights of subrogation.  Tenant waives any right of subrogation that its property insurers might otherwise have against the Authority.

F.                                      Return of Expansion Premises

Upon the completion of its occupancy Tenant will deliver up and surrender to the Authority the premises identified in Exhibit A - Page 3 of 3, (“Expansion Premises”) returned to a condition that permits the Authority to immediately use the Expansion Premises for public parking.  All modifications necessary to return the Expansion Premises to this condition will be at the Tenant’s sole cost and expense, regardless of whether the modifications are ordinary or extraordinary, foreseeable or unforeseeable (this includes, but is not limited to any costs associated with pavement modification, fence relocation, or the cost to stripe the lot for public parking).  All such modifications will be of good quality. If Tenant fails to make such modifications the Authority may make them at the expense of Tenant and such expense will be collectible as additional rent and will be paid by Tenant within thirty (30) days after delivery of a statement for such expense.

SECTION III

TENANT’S CONDUCT

A.                                   Use

Tenant will use the Premises to operate an aircraft hangar and office facilities for the purpose of conducting the following business activities:

1.                                       Checks, financial document, time-critical document and small package air delivery courier services.

2.                                       Transporting life-saving medical items, including patient care products, organs, radiopharmaceuticals and blood.

3.                                       Transport services for governmental agencies.

4.                                       Private charter aircraft services.

5.                                       On-demand cargo charter services.

6.                                       Regulated cargo charter services, including hazardous materials and radiopharmaceuticals.

7.                                       Full FBO services.

8.                                       Aircraft sales services.

The Premises will not be used by Tenant for any activity or in any manner which would lower the first-class character of Port Columbus International Airport.  Tenant will use the Premises in a careful, safe, and proper manner.  Tenant will not use or occupy or permit the Premises to be used or occupied for any purpose or in any manner prohibited by the laws of the United States, or the State of Ohio, or the ordinances or codes of the municipality in which the Premises is now or may hereafter be located, or regulations or deeds of the Authority.  Tenant will conduct its business and control its employees, agents, invitees, sublessees and visitors in such manner so as not to create any nuisance, or interfere with, annoy, or disturb any other Airport tenant.  Tenant will not do anything which will increase the existing rate for insurance carried by the Authority (unless Tenant reimburses Authority for any such increase), or cause a cancellation of any insurance carried by Tenant or the Authority.

Additionally, Tenant shall be permitted to use the Premises for any legal aviation activities provided Tenant obtains the written approval by Authority prior to the conduct by Tenant of any use not specifically stated herein, which approval shall not be unreasonably withheld, conditioned, or delayed so long as (i.) such use is within the specifications and allowances permitted at the Airport, (ii.) such use is not prohibited by other agreements, rules, or regulations in place at the Airport, and (iii.) Tenant agrees to amend this agreement, or if required execute additional agreements, to permit said use.

B.                                     Compliance with Laws, Rules and Regulations

Authority reserves the right to make other and further reasonable rules and regulations of general applicability as in its judgment may from time to time be needful for the safety and protection, care and cleanliness, and for the preservation of good order of the Premises and Airport properties, and Authority agrees that it will not discriminate against Tenant in its enforcement of such rules and regulations.  Tenant will, at its sole cost and expense, observe and comply with any such rules as enacted from time to time.

Tenant will, at its sole cost and expense, observe and comply with any and all valid and applicable requirements of duly constituted public authorities and with all Federal, State, and local statutes, ordinances, rules, regulations, [together with all regulations, policies, and directives implemented by the Authority to comply with regulations relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 Transportation Security Regulations and 14 CFR Part 139 Federal Aviation Regulations] and standards applicable to Tenant, the Premises, and all other areas of the Airport as they currently exist or as they may be amended in the future.  These requirements include all those now in force, or which may hereafter be in force, which shall impose any duty upon Authority or Tenant with respect to the use, occupation or alteration of the Premises, including but not limited to, reasonable rules and regulations of uniform application promulgated from time to time by or at the direction of Authority. Notwithstanding the foregoing, in the event that as a result of changes in the law, or governmental policies regarding enforcement of the law occurring after the date hereof, the Tenant is unable to lawfully occupy the Premises, carry on the Uses at the Premises or substantial amounts will be required for capital improvements to the Premises in order to comply with such changes, the Tenant may, at Tenant’s election, terminate this Lease, provided that no termination of the Lease shall act to limit Tenant’s responsibility for compliance with Environmental Laws or Regulations.

C.                                     Storage Activities

Tenant will provide and use suitable covered receptacles for all garbage, trash and other refuse, and keep such receptacles outside of public view.  Tenant will not pile or store boxes, cartons, drums, aircraft tires, or similar items on the outside of any building or within public view on the Premises or dump any industrial waste or other prohibited or regulated waste in any sanitary or storm sewer systems.

All drums, containers, equipment or storage units, will at all times in a conspicuous place identify the Tenant’s name for ownership purposes.  If drums, aircraft tires, containers, equipment, storage units, or similar items are placed in a conspicuous location, Authority reserves the right to notify Tenant and request removal.  If removal is not accomplished within thirty (30) days of Authority’s written notification to Tenant, Authority reserves the right to remove said drums, aircraft tires, containers, equipment, storage units, or similar items and bill Tenant for the costs of removal.

D.                                    Assignments and Subleases

Tenant will neither assign this Lease in whole or in part nor sublease all or part of the Premises.  An assignment or sublease without Authority’s prior written consent will be void at Authority’s option.  Tenant may assign or sublease all or part of the Premises to an affiliated company or any successor by virtue of merger, acquisition, or consolidation of Tenant as a whole without Authority’s prior consent, provided that Tenant shall not be released from its obligations under the Lease.   Any assignee or sublessee shall be liable to the Authority to the same extent as Tenant and shall be bound by all terms and conditions contained herein.

E.                                      Signs

No signs, displays, antennas, advertisements or construction of any nature which may constitute a hazard to air navigation or Airport operations will be erected.

Without the prior written consent of Authority, Tenant will not place or permit to be placed any sign, display, advertisement, or other signage upon the Premises.  Authority consents to Tenant’s current signage.

F.                                      Motor Vehicles/Equipment

Tenant will require its employees, agents, tenants, and contractors to park in designated parking areas.  Tenant covenants and agrees that there will be absolutely no parking of any kind on any taxiway, ramp area, runway or any area frequented by aircraft.

No automobiles or other vehicles will be parked in front of, or in, any entrance to a building, runway, taxiway, gateway nor sufficiently near any said entrance to interfere with vehicles receiving or discharging goods at said entrance or which will interfere with the convenient use of Airport properties, or the functioning of Airport operations or Airport safety.  No fuel truck will be parked within fifty (50) feet of any building.  No automobiles or other vehicles will be operated on the air side of the Premises without prior approval of the Authority.

All inoperable vehicles or equipment will be removed from the Premises within thirty (30) days, unless written approval is obtained from the Authority.  After this time period expires the Authority reserves the right to tow any inoperable vehicles with twenty-four (24) hours verbal notice.

SECTION IV

GIVING THE TENANT RIGHTS

A.                                   Authority’s Service

Authority will extend and provide to Tenant the same fire and police protection, and other services which are provided for, or extended to, other similar tenants and facilities at the Airport.

B.                                     Quiet Enjoyment

If Tenant will promptly pay the Base Rent, fees, or charges, and perform all of the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant will have the peaceable and quiet enjoyment and possession of said Premises during the Term of this Lease.

In addition, the Authority warrants and represents to Tenant that the Authority (a) is the owner of fee simple title to the Premises, (b) has full right, power and authority to enter into this Lease with Tenant, and (c) there are no recorded or unrecorded agreements or other documents not specifically disclosed herein which could have any material adverse impact on Tenant’s ability to use the Premises for the Uses contemplated and described herein.

C.                                     Ingress and Egress

Tenant will have a nonexclusive right and privilege over the roadways and public areas near or adjacent to the Premises for ingress to and egress from the Premises.

Tenant will have the nonexclusive right and privilege to use public common areas of the Airport, including parking lots, runways, taxiways, aprons, roadways, flood lights, signals and other conveniences and improvements for the take-off and landing of aircraft.

SECTION V

CONSTRUCTION OBLIGATIONS

A.                                   Leasehold Improvements to be Constructed by Tenant

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B.                                     Site Preparation and Construction of Improvements

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C.                                     Tenant Working Drawings

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D.                                    FAA/TSA Review and Approval

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E.                                      Costs of Tenant Working Drawings

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F.                                      Tenant Cost Proposal

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G.                                     Effect of Approval

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H.                                    Tenant Work Permit

Tenant will comply with Authority’s Tenant Work Permit program (Exhibit C), as it now exists or as may be modified, before performing any construction, maintenance, or alterations to the Premises.

I.                                         Construction Site

INTENTIONALLY OMITTED.

SECTION VI

PRESERVING THE PREMISES

A.                                   Repairs and Maintenance

Tenant will, at its sole cost and expense, maintain and keep the Premises and all improvements thereon, in good repair and working order (reasonable wear and tear and insured casualty excepted) and in clean, neat and safe condition.  If Tenant fails to comply with the foregoing requirements within 30 days of the receiving notice of a request therefor from Authority, Authority may effect such compliance at the expense of Tenant and such expense will be collectible as additional rent and will be paid by Tenant within thirty (30) days after delivery of a statement for such expense.

B.                                     Obstruction Lights

Tenant, at its sole cost and expense, will require any lights on the Premises to be constructed, focused or arranged in a manner that will prevent them from casting their beams in an upward direction so as to interfere with the vision of pilots in aircraft landing or taking off from the Airport.

C.                                     Alterations

Tenant will not make any alterations, additions, or improvements to the Premises or any structures thereon (other than interior, non-structural improvements), without first obtaining Authority’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  All alterations, additions, fixtures, and improvements, whether temporary or permanent in character, made to the Premises by Tenant, will immediately become Authority property and will remain on the Premises without compensation to Tenant.  Any alterations, additions, or improvements to the Premises consented to by Authority will be made by Tenant at Tenant’s sole cost and expense according to plans and specifications approved by Authority pursuant to the Authority’s Tenant Work Permit Program.

D.                                    Inspections

Tenant will permit the Authority or its agents, during normal business hours, to inspect the Premises and any property located thereon, and to take any such action with respect thereto as Authority deems reasonable and necessary to enforce this Lease, to enforce all applicable laws and regulations, and to protect persons and property, provided that Authority shall give Tenant at least 24 hours prior notice of its intent to enter the Premises, except in the event of an emergency.

E.                                      Surrender

At the expiration of the Term, or any extension, or earlier termination of the Lease, Tenant will surrender the Premises in good order and condition, ordinary wear and tear which could not have been prevented through reasonable maintenance and insured casualties excepted.  At the end of this Lease if Tenant is not then in default, Tenant may remove from the Premises any trade fixtures, signage, equipment, and movable furniture placed on the Premises by Tenant, whether or not such trade fixtures, signage, or equipment are attached to the Premises.  Tenant will not remove any trade fixtures, signage, or equipment without Authority’s prior written consent if the removal of such fixtures or equipment will impair structures on the Premises. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, signage, equipment, furniture, alterations, additions, and improvements.  All trade fixtures, signage, equipment, furniture, alterations, additions, and improvements not so removed will conclusively be deemed to have been abandoned by Tenant and may be disposed of by Authority without notice to Tenant or to any other person and without obligation to account for them.  Tenant will pay Authority all net expenses incurred in connection with Authority’s disposition of any property which, at the time of installation or construction, Authority designated as being subject to mandatory removal by Tenant at the end of the term, including without limitation the reasonable cost of repairing any damage to structures or Premises caused by removal of such property.

SECTION VII

PRESERVING THE AUTHORITY’S INTEREST IN IMPROVEMENTS

A.                                   Damage and Destruction

If the Premises are damaged, destroyed, or rendered unusable by any cause, Tenant will notify the Authority promptly after the discovery of the damage, destruction, or condition rendering the Premises unusable (together referred to as “damage”).   If any such damage prevents Tenant from operating in the Premises, Tenant may cancel this Lease upon written notification to Authority given not later than 30 days following such damage.

 B.                                  Eminent Domain

INTENTIONALLY OMMITTED.

SECTION VIII

PROTECTING THE AUTHORITY

A.                                   Indemnification

Except for matters resulting from the negligence or intentional wrongful acts of Authority or its directors, officers, employees, public officials or agents, Tenant will indemnify and hold harmless Authority and its directors, officers, and employees, public officials, and agents, against, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses for bodily injury, death, damage to property, any other personal injury, and business interruption (including, without limitation, attorneys’ fees and court costs) incurred in connection with or arising from: (1) the use or occupancy of the Premises by Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant; (2) any activity, work, or thing done, or permitted or suffered on or about the Premises by Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant; (3) any acts, omissions, or negligence of Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant; (4) any breach, violation, or nonperformance by Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant, of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; or, (5) any injury or damage to the person, property, or business of Tenant, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Premises under the express or implied invitation of Tenant, or any person claiming under Tenant. If any action or proceeding is brought against Authority, its directors, officers, employees, public officials, or agents, by reason of any such claim, Tenant, upon notice from Authority will defend the claim at Tenant’s expense with counsel satisfactory to Authority.

B.                                     Waiver and Release

Tenant waives and releases all claims against Authority, its directors, officers, employees, public officials, and agents, customers, invitees, and licensees with respect to all matters for which Tenant has indemnified Authority and its directors, officers, employees, public officials, customers, invitees, and licensees as provided in Section VIII. A. above

C.                                     Subordination

This Lease will be subordinate to the provisions and requirements of any existing or future agreement between the Authority and the United States, relative to the development, operation, or maintenance of Port Columbus International Airport.

D.                                    Penalties and Fines

Tenant covenants and agrees to pay (or reimburse Authority) within thirty (30) days of written notice, and to indemnify, defend and hold Authority harmless from liability for, any and all penalties or fines imposed against Authority by any Federal, State, or local governmental body (especially those relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 Transportation Security Regulations and 14 CFR Part 139 Federal Aviation Regulations) on account of, or arising from, any acts or omissions of Tenant, its contractors, agents, employees, invitees, or visitors upon the Premises or Airport properties.

E.                                      Non-Waiver of Rights

No receipt of money by Authority from Tenant with knowledge of the breach of any covenants of this Lease, or after the termination hereof, or after the service of any notice, the commencement of any suit or final judgment for possession of the Premises, will be deemed a waiver of such breach, nor will it reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.

Payment by Tenant or receipt by Authority of a lesser amount than the Base Rent, fees, or charges herein stipulated will not be deemed to be other than on the account of the earliest stipulated Base Rent, fees, or charges, nor will any endorsement or any statement on any check or any letter accompanying any check or payment as Base Rent, fee or charge be deemed an accord and satisfaction, and Authority may accept such check or payment without prejudice to Authority’s right to recover the balance of such Base Rent, fee or charge, or pursue any other remedy available to Authority.

No delay or failure on the part of Authority in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other, or further exercise thereof or the exercise of any other right, power, or privilege.

No act done or thing said by Authority or Authority’s agents or employees will constitute a cancellation, termination or modification of this Lease, or a waiver of any covenant, agreement or condition hereof, nor relieve Tenant from Tenant’s obligations to pay the Base Rent, fees or charges to be paid hereunder.  Any waiver or release by Authority, and any cancellation, termination or modification of this Lease, must be in writing signed by Authority.

F.                                      Right to Utility Easement

Authority reserves the right for itself and others to use existing utility easements over, under or across the Premises and to run water, sewer, electrical, telephone, gas, drainage, and other lines over, under or through the Premises and to grant necessary utility easements therefor, provided that in the exercise of such rights Authority will (a) first notify Tenant of its intent to exercise such rights and reach agreement with Tenant on the scheduling of any work attendant thereto, (b) not unreasonably interfere with Tenant’s Uses of the Premises, and (c) repair any damage to the Premises and Leasehold Improvements thereon caused by Authority as a result of the exercise of such reserved rights.  Authority also reserves the right to utilize any existing surface, overhead and underground pipes, pumps, utility lines, or hydrant systems on the Premises as are necessary to supply water or telephone service, natural gas, electricity, sanitary sewer service or other utility service to other portions of Airport or tenants thereon.

G.                                     Environmental

Tenant shall comply with, and shall take all actions within Tenant’s reasonable control to cause all of Tenant’s agents, employees, representatives, and invitees to comply with all Environmental Laws and Environmental Permits (both as hereinafter defined), and shall obtain and comply with, and shall take all actions within Tenant’s reasonable control to cause all of Tenant’s agents, employees, representatives, and invitees to obtain and materially comply with all Environmental Permits and Environmental Laws.

Tenant, at its sole cost and expense, will be responsible for complying with all Environmental Laws, Environmental Permits, and general environmental requirements of the Authority relating to Tenant’s occupancy and use of the Airport and Premises and Tenant’s operation at the Airport.  Tenant will be responsible for the necessary cooperation and coordination with the Authority on the Authority’s compliance with all Environmental Laws and Environmental Permits as they pertain to Tenant’s occupancy and use of the Premises and Tenant’s operation at the Airport.

Except as allowed by applicable Environmental Laws or Environmental Permits, Tenant shall not engage in any activity or manner of conduct, including but not limited to the use, treatment, generation, transportation, processing, handling, disposal, production or storage of hazardous substances (as hereinafter defined), that results in the discharge, dispersal, release or escape of any solid, liquid, gaseous or thermal irritant or contaminant, including but not limited to, smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste and waste materials into or upon land, or any structure on land, the atmosphere or any watercourse or body of water, including groundwater, provided such conditions are not naturally present in the environment in the amounts or concentrations discovered.

Nothing in this Lease shall, however, prevent, prohibit or limit Tenant from using, generating, transporting, processing, handling, disposing, producing or storing hazardous substances by Tenant at the Airport which are reasonably necessary for or related to Tenant’s conduct of its business therein, provided that Tenant complies with all Environmental Laws relating to such substances.

For purposes of this Lease:

1.                                       “Environmental Laws” shall mean all Authority, federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, codes, orders, or regulations applicable to the Airport, the Premises,  and Tenant’s business therein, and relating to the protection of the environment and/or governing the use, treatment, generation, transportation, processing, handling, disposal, production or storage of Hazardous Substances and the rules, regulations, decisions and orders of the Authority and relevant federal, state and local governmental agencies and authorities with respect thereto.  These include without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.) and Chapter 3745 of both the Ohio Administrative Code and the Ohio Revised Code, as now in effect or hereafter amended. A copy of the Authority Rules applicable hereto is set forth in Exhibit H and future changes to the Authority Rules shall be provided in advance to Tenant and shall be fair and reasonable to Tenant.

2.                                       “Environmental Permits” shall mean all permits, licenses, approvals, authorizations, consents or registrations required by the applicable Environmental Law or laws in connection with Tenant’s use, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances at the Premises.

3.                                       “Hazardous Substances” shall mean any substance, pollutant, or contaminant classified as such under any applicable Environmental Law. This includes, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea, formaldehyde, foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, or wastes, hazardous, toxic substances, pollutants, contaminant or related materials, and the byproducts thereof.

4.                                       “Pollution Conditions” means, at or arising from the Premises or on adjoining property if arising from the Premises, the discharge, dispersal, release or escape of any solid, liquid, gaseous or thermal irritant or contaminant in material violation of any applicable Environmental Law, including but not limited to, smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste and waste materials into or upon land, or any structure on land, the atmosphere or any watercourse or body of water, including groundwater, provided such conditions are not naturally present in the environment in the amounts or concentrations discovered and to the extent it creates or causes a violation of applicable Environmental Law.

Should Tenant cause, be responsible for, or otherwise involved in, through its negligence or otherwise, a Pollution Condition, Tenant shall immediately take any and all reasonable actions to respond to and address said Pollution Condition and shall, to the extent required by applicable Environmental Law, notify the required government agencies having jurisdiction over the Pollution Condition, as well as the Authority. Should Tenant fail to take such actions required of Tenant by the terms of the preceding sentence, the Authority shall at any reasonable time thereafter have the right to take any and all reasonable actions to respond to and address the specific Pollution Condition, provided that reasonable advance written notice is first provided to Tenant and Tenant is first given a reasonable time to respond to or address such Pollution Condition; in the event of an emergency condition which threatens human life, oral notice shall be an acceptable substitute for written notice.

H.                                    Stormwater Management

Notwithstanding anything contained in Section VIII(G), Authority and Tenant agree to coordinate their efforts to comply with the requirements of any laws, rules, regulations or permits that govern, regulate or control Tenant’s Use of the Premises and the impact of Tenant’s use on the water quality of bodies of water that receive stormwater from the Premises via outfalls on the Airport.  Specifically, the parties agree as follows:

1.                                       Unless the parties agree to shift responsibility to Tenant, Authority shall obtain and maintain at all times legally required during the term of this Lease a stormwater discharge permit, currently known as a National Pollution Discharge Elimination System (“NPDES”) permit, for the Airport, including the Premises.  Such permit shall cover all of Tenant’s operations including, but not limited to, de-icing of Tenant’s aircraft.  The Authority shall provide a copy of such permit to Tenant prior to the effective date of this Lease.  The Authority will invite Tenant to participate in any discussions with the Ohio Environmental Protection Agency regarding NPDES permit requirements and shall provide Tenant with written notice of any NPDES permit requirements applicable to Tenant and with which Tenant will be obligated to comply from time-to-time.

2.                                       Tenant shall materially comply with the terms and conditions of the NPDES permit and best management practices (BMPs) contained in the stormwater pollution prevention plan (SWPPP), and shall reasonably cooperate with Authority by obtaining and providing information necessary for the Authority to obtain, maintain, support, modify and renew the NPDES permit, including data related to Tenant’s activities. The Authority shall provide a copy of such BMPs and SWPPP to Tenant prior to the effective date of this Lease.

H.                                    Intentionally Omitted.

I.                                         Environmental Audit

If at any time during the Term of this Lease, including within fifteen (15) days after Tenant’s vacating of the Premises upon termination of this Lease or any extension thereof, Authority has reasonable cause to believe there are Pollution Conditions caused by Tenant on  the Premises, then Authority at its reasonable sole discretion may require Tenant, at Tenant’s sole cost and expense (in an amount not to exceed $15,000.00), to have performed an environmental audit of the Premises and such adjacent areas reasonably expected to be impacted by the Premises by a reputable firm chosen by Tenant and reasonably acceptable to Authority.

Said audit shall consist of such examinations, tests, inspections, samples, and reviews as Authority shall reasonably agree to be advisable.

In the event that any such required environmental audit fails to discover any Pollution Condition caused by Tenant during this Lease which create new liability to Authority in excess of $25,000 for which Tenant is liable, then the cost of such audit shall be paid by Authority, and any amounts paid or owing by Tenant may be, at Tenant’s election, credited against any Rent due under this Lease.

Failure to conduct an Environmental Audit or to detect Pollution Conditions caused by Tenant’s operations if such audit is conducted shall in no fashion be intended as a release of any liability for said Pollution Conditions subsequently determined to be caused by, or arising from, Tenant’s operation.

To the extent provided for in this Lease, Tenant shall remain liable for any losses, claims, liabilities, damages, judgments and expenses, arising from or related to any Pollution Condition to the extent caused by its operations at the Premises regardless of when such conditions are discovered and regardless of whether or not Authority conducts an Environmental Audit at the termination of the Lease.  The obligations set forth in this clause shall survive the termination of the Lease.

J.                                        Remediation

INTENTIONALLY OMMITTED

K.                                    Pollution Legal Liability Insurance

Tenant shall obtain and maintain in full force and effect and at its own expense during the entire Term of this Lease, an environmental insurance policy, naming Authority as an additional insured. The amount of such insurance shall be for not less than $1,000,000 per occurrence, with a self-insured retention amount or deductible of not more than $100,000.  In the event Tenant’s use of the Premises materially changes from Tenant’s initial use and the Authority reasonably determines that such amount of coverage is no longer adequate, then the parties agree to negotiate in good faith an increase in the amount of coverage considering, without limitation, the cost and availability of the additional insurance, and the impact of the cost on Tenant.

SECTION IX

TERMINATION

A.                                   Authority

Authority may terminate this Lease with the occurrence of any one of the following events:

1.                                       Tenant defaults in the due and punctual payment of Base Rent, or any other monetary obligation under this Lease and such default continues for ten (10) days after written notice from Authority;

2.                                       Tenant vacates or abandons the Premises.  In addition to the law of Ohio definition of abandonment, abandonment shall include the inability to communicate with Tenant by normal means of communication for a thirty (30) day period or non-use of utility service on the Premises for a thirty (30) day period (as opposed to unavailability of utility service) or lack of business being conducted on the Premises during normal business hours for a period of sixty (60) days, unless Tenant is diligently pursuing such measures as are necessary to recommence business operations;

3.                                       This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subjected to any attachment by any creditor of Tenant or claimant against Tenant, and such attachment is not discharged within thirty (30) days after its levy;

4.                                       Tenant files a petition in receivership or insolvency, or for reorganization or any other arrangement under the bankruptcy laws of the United States, or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors, or is administered for liquidation or rehabilitation by any state or federal insurer supervising entity;

5.                                       Involuntary proceedings under any such bankruptcy laws or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of Tenant’s property, and such proceeding is not dismissed or such receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment; or,

6.                                       Tenant breaches any of the other agreements, terms, covenants, or conditions contained in this Lease or any other agreement between Tenant and the Authority and such breach continues for a period of thirty (30) days after written notice by Authority to Tenant, provided that if the breach cannot be reasonably cured within thirty (30) days, then if Tenant commences such cure within thirty (30) days and diligently pursues such cure to completion, such event shall not constitute a breach hereunder by Tenant.

If any one or more of the events set forth above occurs, then Authority will give Tenant written notice of its intention to terminate this Lease on a date specified in such notice.  On the date specified in such notice, Tenant’s right to possession of the Premises will cease and the Lease will be terminated.  If this Lease is terminated pursuant to the provisions of this paragraph, Tenant will remain liable to Authority for damages in an amount equal to the Rent and other sums which would have been owing by Tenant under this Lease for the balance of the Term if this Lease had not been terminated, less the net proceeds, if any, of any reletting of the Premises by Authority subsequent to such termination, after deducting all of Authority’s expenses in connection with such reletting, but excluding from such deduction the cost of improvements to the Premises for the new tenant not due to a lack of maintenance or repair on the part of the Tenant.

B.                                     Tenant

Tenant may terminate this Lease, upon the occurrence of any one of the following events:

1.                                       If any court of competent jurisdiction shall issue an injunction, order, or decree preventing or restraining the use by Tenant of all or a substantial part of the Premises, or preventing or restraining the use of Airport for usual Airport purposes in its entirety, or use of any part thereof which is used by Tenant and which is necessary for Tenant’s operations on Airport, which remains in force unvacated or unstayed for a period of at least sixty (60) consecutive days and results in material interference with Tenant’s normal business operations;

2.                                       Authority breaches any of the other agreements, terms, covenants, or conditions which this Lease requires Authority to perform, and such breach continues for a period of thirty (30) days after notice by Tenant to Authority; provided that if the breach cannot be reasonably cured within thirty (30) days, and if Authority commences such cure within thirty (30) days and diligently pursues such cure to completion, then such event shall not constitute a breach hereunder by Authority.

3.                                       If all or a material portion of the Airport or Airport facilities are destroyed or if any agency or instrumentality of the United States government or the State of Ohio shall occupy the entire Airport or a substantial part thereof, or if military mobilization, or public emergency causes a curtailment of normal civilian traffic at the Airport, and any of said events shall result in material interference with Tenant’s normal business operations for any consecutive ninety (90) days;

4.                                       If Authority discontinues the operation and maintenance of all or a substantial part of Airport, or if Authority closes all or a substantial part of Airport to further air traffic operations, and such action results in the material interference with Tenant’s normal business operations for any consecutive sixty (60) day period; or

5.                                       Tenant shall properly exercise any other right to terminate provided elsewhere in this Lease.

6.                                   Tenant completes its move in under the Rickenbacker Lease.

If any one or more of the events set forth above occurs, then Tenant will give Authority written notice of its intention to terminate this Lease on a date specified in such notice.  On the date specified in such notice, Tenant’s right to possession of the Premises will cease and the Lease will be terminated.

SECTION X

REGULATORY PROVISIONS

A.                                   State Industrial Compensation

Tenant will comply with the state law known as the Worker’s Compensation Act and pay the necessary premiums required by the Act to cover all employees furnishing the services contemplated by this Lease and under the control of Tenant.

B.                                     Social Security Act

Tenant will be and remain an independent contractor with respect to all services performed hereunder and covenants and agrees to accept full and exclusive liabilities for the payment of any and all contributions or taxes for social security, unemployment insurance, or old age retirement benefits, pensions or annuities now or hereafter imposed under any state or federal law which are measured by wages, salaries or other remuneration paid to persons employed by Tenant on work performed under the terms of this Lease.  Tenant also covenants and agrees to indemnify and save harmless the Authority from any such contributions or taxes or liability therefor.

C.                                     Federal Aviation Administration

In order for this Lease to be unobjectionable to the Federal Aviation Administration, the following clauses are a part of this Lease:

1.                                       In the event that any of the provisions in this Section X(C) or any of the other requirements of the Federal Aviation Administration, are violated by Tenant, such violation shall be a breach of this lease and, in addition to any other rights it may have, Authority shall have the right, but not the obligation, to enter upon the Premises and abate or cause the abatement of such violation.  The costs incurred by Authority in causing such abatement shall, upon demand by Authority, be immediately paid by Tenant to Authority.

2.                                       In the event facilities are constructed, maintained, or otherwise operated on the Premises, Tenant will maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

3.                                       Tenant covenants and agrees that:  (1) no person on the grounds of race, color or national origin will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in, the use of said facilities; (2) that in the construction of any Leasehold Improvements on, over or under the Premises and the furnishing of services thereon, no person on the grounds of race, color or national origin will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination by Tenant; and, (3) Tenant will use the Premises in compliance with all other requirements imposed by or pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

4.                                       Tenant agrees to furnish service on a fair, equal and not unjustly discriminatory basis to all users thereof, and to charge fair, reasonable and no unjustly discriminatory prices for each unit or service; provided, that Tenant may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar types of price reductions to volume purchasers.

5.                                       Tenant assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person will on the grounds of race, creed, color, national origin or sex be excluded from participating in any employment activities covered by 14 CFR Part 152, Subpart E.  Tenant assures that no person will be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by 14 CFR Part 152, Subpart E.  Tenant assures that it will require that its covered suborganizations provide assurances to the Authority that they similarly will undertake affirmative action programs, and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

6.                                       Tenant agrees that it will insert the above three provisions in any lease or other such document by which Tenant grants a right or privilege to any person, firm or corporation to render accommodations and/or services to the public on the Premises.

7.                                       Tenant understands and agrees that nothing herein contained will be construed to grant or authorize the granting of an exclusive right to provide aeronautical services to the public as prohibited by Section 308(a) of the Federal Aviation Act of 1958, as amended, and the Authority reserves the right to grant to others the privilege and right of conducting any one or all activities of an aeronautical nature.

8.                                       Tenant agrees to comply with the notification and requirements covered in Part 77 of the Federal Aviation Regulations in the event any future structure or building is planned for the Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on the Premises.

9.                                       Authority reserves for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Premises.  This public right of flight will include the right to cause in said airspace any noise inherent in the operation of any aircraft used for navigation or flight through the said airspace or landing at, taking off from, or operation on the Airport.

10.                                 Tenant agrees that it will not make use of the Premises in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard. In the event the aforesaid covenant is breached, Authority reserves the right to enter upon the Premises and cause the abatement of such interference at the expense of Tenant.

11.                                 Tenant understands that no right or privilege has been granted which would operate to prevent any person, firm, or corporation operating aircraft on the Airport from performing any services on its own aircraft with its own regular employees (including but not limited to, maintenance and repair) that it may choose to perform.

D.                                    Foreign-Trade Zone Usage and Commitment

INTENTIONALLY OMMITTED.

SECTION XI

OTHER PROVISIONS

A.                                   Official Representative of Authority

Authority hereby designates its Chief Executive Officer, or her designee, as its official representative with full power to represent Authority in all dealings with Tenant in connection with the Premises, including, without limiting the generality of the foregoing, full power to give the written consent of Authority to any assignment, hypothecation, subleasing or transfer of the Lease or any interest herein or the leasehold estate created hereby.

B.                                     Warranty of Authorization

Tenant certifies that the officer executing on its behalf is fully authorized to do so and further, that it is a corporation organized under the laws of the State of Ohio and authorized to do business in the State of Ohio, with Statutory Agent Corporation, 52 East Gay Street, Columbus, OH 43215, duly appointed as a service agent within the State of Ohio to receive all services of process.

C.                                     Mutual Force Majeure

In the event that either the Authority or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, riots, insurrection, war, or other reason of a like nature not within the reasonable control of the Authority or Tenant, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

D.	Tenant’s Contingencies

INTENTIONALLY OMITTED.

E.	Ramp Contingency

INTENTIONALLY OMITTED.

F.	Memorandum of Lease

INTENTIONALLY OMITTED.

G.	Conflicts with Other Documents

INTENTIONALLY OMITTED.

SECTION XII

ADDRESS FOR NOTICES

A.                                   Tenant

Any notice to Tenant, required under this Lease, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

Airnet Systems, Inc.

3939 International Gateway

Columbus, OH  43219

Attn:  Chief Executive Officer

B.                                     Authority

Any notice to Authority, required under this Lease, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service, or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

President & CEO

Columbus Regional Airport Authority

Port Columbus International Airport

4600 International Gateway

Columbus, OH  43219

With copy to General Counsel, at same address.

Either Authority or Tenant may change its addresses or addressees for purposes of this paragraph by giving ten (10) days’ prior notice according to this paragraph.  Any notice from Authority to Tenant will be deemed to have been given if delivered to the Premises and the last notice address received by Authority.

SECTION XIII

LEASEHOLD FINANCING

INTENTIONALLY OMITTED.

SECTION XIV

ENTIRE AGREEMENT

This Lease contains thirty-four (34)  pages, and, together with Exhibits A through C, collectively constitutes the entire Lease between the parties hereto, and will not be modified in any manner except by an instrument in writing executed by said parties or their respective successors in interest.  This Lease shall be construed according to the laws of the State of Ohio, and such laws, rules, and regulations of the United States of America as may be applicable.

In witness whereof, the Columbus Regional Airport Authority has caused its name to be subscribed to these present by Robert E. Tanner Jr. by & for Elaine Roberts as designee of the Columbus Regional Airport Authority, duly authorized by Resolution No. 49-03, passed July 22, 2003 and Airnet Systems, Inc., has caused this instrument to be executed on its behalf by Joel E. Biggerstaff , its Chief Executive Officer.

Signed in the presence of:

Columbus Regional Airport Authority

/s/ Robert E. Tanner Jr.	12/15/04
Name: Robert E. Tanner Jr.	Date
Title: General Counsel

Airnet Systems, Inc.

/s/ Joel E. Biggerstaff	12/15/04
Name:	Date
Title:

Exhibit A – Premises

PORT COLUMBUS INTERNATIONAL AIRPORT
CITY OF COLUMBUS, OHIO
DEPARTMENT OF PUBLIC SERVICE

SEVENTEENTH AVE.
℄ MEDIAN
52 + 93 N
49 + 90 E
52 + 93 N
43 + 20 E
52 + 93 N
49 + 90 E
EAST 670.00'
470.00'
200.00'
I.P. (Set)
I.P. (Set)
I.P. (Set)
NORTH 682.00'
SOUTH 682.00'
10.490 Acres
Remote Parking
TRUE POINT OF BEGINNING
46 + 11 N
43 + 20 E
I.P. (Set)
470.00'
200.00'
WEST 670.00'
I.P (Set)
46 + 11 N
47 + 90 E
46 + 11 N
49 + 90 E
℄ TAXIWAY "C"
℄ RUNWAY 10R-28L
NORTH 961.00'
SCALE: 1" = 200'
P.K. 49 + 90 E
36 + 50 N
POINT OF REFERENCE
STATE OF OHIO
STANLEY D. POMEROY
4924
REGISTERED
PROFESSIONAL SURVEYOR

S.D. POMEROY & ASSOCS. INC.
Consulting Engineers & Surveyors
Worthington Ohio

Exhibit A – Premises

Exhibit A – Premises

CERTIFICATION

I hereby certify that this exhibit was prepared under my supervision and that it and the information, courses, and distances as shown are correct to the best of my knowledge.

BASIS OF BEARING
AIRPORT COORDINATE SYSTEM

[SEAL]

BY:	/s/ Steven L. Lamphear 10-3-02
Steven L. Lamphear
	Registered Professional Surveyor No. 7876	[SEAL]

Exhibit B – Rates and Charges

RESOLUTION 87-03

PORT COLUMBUS INTERNATIONAL AIRPORT

2004 AIRPORT CHARGES

SIGNATORY AIRCRAFT ACTIVITY

LANDING FEE	$ 2.12/1000 lbs.

APRON FEE

Square Foot Rate	$ 0.89/sq. ft.
Landed Weight Rate	$ 0.23/1000 lbs.

TERMINAL RENTAL RATE

Average	$ 44.69/sq.ft.

TYPE 1 – Ticket Counters & ATO	$ 59.39/sq.ft.
TYPE 2 – Clubs & Holdrooms	$ 53.45/sq.ft.
TYPE 3 – Bag Claim	$ 47.51/sq.ft.
TYPE 4 – Bag Makeup	$ 41.57/sq.ft.
TYPE 5 – Operations	$ 35.63/sq.ft.
TYPE 6 – Tug Drives	$ 29.69/sq.ft.

GATE USE FEE (up to 100 turns per month)	$ 75/per turn
GATE USE FEE (turns over 100 per month)	$ 50/per turn

GATE USE FEE (Without jet bridge)	$ 50/per turn

PARKING FEE
UNASSIGNED GATE POSTION	$ 0/0-1 hr.

$ 50/1-2 hrs.

$ 100/2-4 hrs.

$ 150/4-12 hrs.

$ 200/12-24 hrs.

RON EAST TERMINAL RAMP	$ 0/24 hrs.

CONCOURSE C RAMP	$ 0/24 hrs.

LANE RAMP	$ 100/24 hrs.

CARGO RAMPS	$ 100/24 hrs.

Exhibit B-Rates and Charges

PORT COLUMBUS INTERNATIONAL AIRPORT

2004 AIRPORT CHARGES

SIGNATORY AIRCRAFT ACTIVITY

LANDING FEE	$ 3.17/1000 lbs.

FUEL FLOWAGE FEE	$ .03/gallon fuel over 5,000 gallons
$ .05/gallon fuel 5,000 gallons or less

LUBRICANTS	$ .28/gallon

TERMINAL USE FEE	$ 5.05/enplaned passenger

GATE USE FEE (WITH jet bridge usage)	$ 100/turn

GATE USE FEE (WITHOUT jet bridge usage)	$ 75/turn

PARKING FEE
UNASSIGNED GATE POSTION	$ 0/0-1 hr.

$ 150/1-2 hrs.

$ 200/12-24 hrs.

RON EAST TERMINAL RAMP	$ 100/24 hrs.

CONCOURSE C RAMP	$ 100/24 hrs.

LANE RAMP	$ 100/24 hrs.

CARGO RAMP	$ 100/24 hrs.

Exhibit B-Rates and Charges

RESOLUTION 111-04

PORT COLUMBUS INTERNATIONAL AIRPORT

2005 AIRPORT CHARGES

SIGNATORY AIRCRAFT ACTIVITY

LANDING FEE	$ 2.38/1000 lbs.
(Net of General Airline Credit = $1.86/1000 lbs.)

APRON FEE

Square Foot Rate	$ 0.87/sq. ft.
(Net of General Airline Credit = $0.69/sq. ft.)

Landed Weight Rate	$ 0.22/1000 lbs.
(Net of General Airline Credit = $0.18/1000 lbs.)

TERMINAL RENTAL RATE

Average	$ 45.92/sq. ft.
(Net of General Airline Credit = $39.53/sq.ft.)

TYPE 1 – Ticket Counters & ATO	$ 61.28/sq. ft.
TYPE 2 – Clubs & Holdrooms	$ 55.15/sq. ft.
TYPE 3 – Bag Claim	$ 49.02/sq. ft.
TYPE 4 – Bag Makeup	$ 42.89/sq. ft.
TYPE 5 – Operations	$ 36.77/sq. ft.
TYPE 6 – Tug Drives	$ 30.64/sq. ft.

GATE USE FEE (up to 100 turns per month)	$ 75/turn
GATE USE FEE (turns over 100 per month)	$ 50/turn

GATE USE FEE (Without jet bridge)	$ 50/turn.

PARKING FEE
UNASSIGNED GATE POSITION	$ 0/0-2 hrs.

$ 100/2-4 hrs.

$ 150/4-12 hrs.

$ 200/12-24 hrs.

RON EAST TERMINAL RAMP	$ 0/24 hrs.

CONCOURSE C RAMP	$ 0/24 hrs.

LANE RAMP	$ 100/24 hrs.

CARGO RAMPS	$ 100/24 hrs.

Exhibit B-Rates and Charges

PORT COLUMBUS INTERNATIONAL AIRPORT

2005 AIRPORT CHARGES

SIGNATORY AIRCRAFT ACTIVITY

LANDING FEE	$ 3.57/1000 lbs.

FUEL FLOWAGE FEE	$.04/gallon fuel over 5,000 gallons*
$.06/gallon fuel 5,000 gallons or less

LUBRICANTS	$ .28/gallon

TERMINAL USE FEE	$ 5.05/enplaned passenger

GATE USE FEE (WITH jet bridge usage)	$ 100/turn

GATE USE FEE (WITHOUT jet bridge usage)	$ 75/turn

PARKING FEE
UNASSIGNED GATE POSITION	$ 0/0-1 hr.

$ 150/1-12 hrs.

$ 200/12-24 hrs.

RON EAST TERMINAL RAMP	$ 100/24 hrs.

CONCOURSE C RAMP	$ 100/24 hrs.

LANE RAMP	$ 100/24 hrs.

CARGO RAMP	$ 100/24 hrs.

*Each sale must be to one user for the delivery and on-loading of one aircraft.

Exhibit C – Tenant Work Permit

COLUMBUS REGIONAL AIRPORT AUTHORITY
4600 International Gateway, Columbus, Ohio 43219 614-239-5010, Fax 614-238-7850
UTILITY WORK PERMIT APPLICATION
NOTE: THIS APPLICATION MUST BE SUBMITTED TO THE AIRPORT AUTHORITY BEFORE
APPLYING FOR ANY CITY/COUNTY/STATE PERMITS THAT MAY BE REQUIRED

Clearance is requested to proceed with work at:
PCIA ☐ BOLTON ☐ RICKENBACKER ☐
Scope or purpose of work:

Proposed Work includes (check all that apply)	Work is within easements?	Y	N

☐ Airside Pavements	☐ Utility Work Underground	☐ Security	☐ Other
☐ Landside Pavements	☐ Communications Overhead	☐ Surveying	☐ Existing Easements
☐ Utility Work Overhead	☐ Communications Underground	☐ Testing

By signing below, applicant acknowledges receipt of the CRAA UTILITY PERMIT GUIDELINES and agrees to be bound by the terms and conditions of these guidelines and this application for the proposed work.

ORGANIZATION:			Phone No:
SIGNATURE:			Fax No:

(Printed Name)	(Title)			(Date)

NAME/MAILING ADDRESS FOR APPROVED PERMIT:
CONTRACTOR (if known):		Phone No.		Fax No.
The area involved ☐ has ☐ has not been staked or clearly marked.
Dates clearance required: from	to		between hours of		and

FOR ENGINEERING USE ONLY

Application has been routed to:

☐ PROPERTIES	☐ FACILITIES/AIRFIELD
☐ IT/COMMUNICATIONS	☐ ENVIRONMENTAL
☐ OPERATIONS	☐ PUBLIC SAFETY
☐ OTHER

Traffic control plan required	Y	N Submitted	FAA Form 7460 required	Y	N Submitted
Storm Water Plan required	Y	N Submitted	NOTAM required	Y	N Date Issued
Law Enforcement Required	Y	N	SIDA Escort Required	Y	N
LCK Notification Checklist	Y	N	Consent to Enter or Easement Issued on:

UTILITY WORK PERMIT APPROVAL

Construction is hereby authorized to proceed on the proposed utility work, after all appropriate City/Country/State permits have been obtained and the pre-construction meeting has been held.  All work under that authorization is at the applicant's own expense and risk, and the Columbus Regional Airport Authority shall not be held liable for any damages, losses, or injuries resulting from or connected in any way with this work.

☐ Approved with attached conditions
	Angela R. Tickle, P.E., A.A.E. (or Designee)	(Date)
Vice President, Planning & Engineering

Permit Number	Issue Date:		Expiration Date:
FINAL INSPECTION

Date of Project Completion
Punch List Issued	Y	N (attach if yes)	Accepted:

As-Built Drawings Required	Y	N	Date Received	CRAA Permits Project Manager	(Date)

Date of Final Inspection & Acceptance:
Inspected by:
CRAA Project Coordinator	CRAA Vice President, Planning & Engineering	(Date)

Exhibit C – Tenant Work Permit

The Columbus Regional Airport Authority Utility Work Permit Process

Port Columbus International Airport/Rickenbacker International Airport/

Bolton Field Airport

A permit is required any time a public or private utility performs construction, repairs, surveying, testing, or any related work that may impact vehicular or aircraft traffic flow or cause interference with operations of CRAA and/or its tenants on or near Authority owned property.

Obtaining a Utility Work Permit

1.                                       Obtain  a Utility Work Permit Application and Utility Permit Guidelines from the Planning and Engineering Division at 239-5010.

2.                                       Submit the following (via mail or fax) to the CRAA Planning and Engineering Division at the address and fax number at the bottom of this page.

a.                                       A completed CRAA Utility Work Permit Application.

b.                                      Three (3) sets of preliminary construction plans and specifications for the planned work.

c.                                       Submit traffic control plan, storm water plan or FAA Form 7460 as required.

4.                                       Documents are then reviewed by Airport Staff. Accurate and complete documentation takes less time to process. When it is determined that the documents for the project are in compliance with the CRAA standards and all other requirements have been met, an approved CRAA Utility Work Permit will be issued.

5.                                       After obtaining all appropriate City and related permits, submit three sets of final construction plans and specs, along with approved traffic control plan, storm water plan, FAA Form 7460 results letter if required. Upon receipt of the final plans, a pre-construction meeting may be held with CRAA Staff. Depending upon the scope of work, this meeting may be held prior to obtaining City and related permits in order to expedite construction.

6.                                       At the Pre-Construction Conference, the contractors will be briefed on security rules, regulations, and procedures to be followed for the construction project.  Contractors should be prepared to discuss the project in detail. The contractor should submit to the Authority:

a.                                       A list of all sub-contractors to be used and their phone numbers, including cell or Nextel phone numbers.

b.                                      Provide an Emergency Contact list, which include 24 hour contact and phone number.

Project Design, Construction, and Inspection

All work must be performed by properly licensed personnel and comply with all rules, regulations, and policies of all local, state, or federal agencies having jurisdiction. Contractor/utilities must adhere to the appropriate sections of the Authority’s Utility Permit Guidelines.  The Authority reserves the right to restrict the hours of work for work deemed to be excessively disruptive to the airport, at no additional cost to the Authority.

All materials and each portion of the Work are subject to inspection by the Authority. Other federal, state, and local agencies may require the contractor/utilities to have permits and inspections in addition to those required by the Authority.  The Authority shall have no responsibility to insure that other permits or inspections are properly obtained, scheduled or completed.  Copies of all final, signed inspection documents should be forwarded to the Authority, if applicable.  Contractors/utilities must display the signed work permit on site or in vehicle at all times work is being performed.  It is the contractor’s/utility’s responsibility to obtain a renewal (or extension) of the work permit if the project is expected to last longer than the dates and/or hours indicated on the permit. Failure to have a current permit displayed at work site may result in contractor/utility being denied access to the work site until a valid, current permit is produced.

Contractor or Utility shall notify the Authority representatives when the work is complete, and the Authority will schedule a final inspection of the project.

Project Close Out

This project will be closed out when the contractor has:

1.                                       Successfully completed the CRAA Final Inspection.  At the Authority’s option, work not completed as agreed will be performed by CRAA and billed back to the contractor/utility.

2.                                       Submitted signed and sealed As-built documents (on CAD disk) if required.

Contractor/Utility’s insurance and bonds must remain current and in force until the Utility Work Permit is closed.

Permit Fees and Charges

The Authority does not currently charge a fee for the Utility Work Permit.  However, work completed without an approved Utility Work Permit will be subject to charges or removal at contractor/utility’s expense.  All project permitting and development costs, fees, and taxes required to complete the work are the responsibility of the Contractor and/or Utility performing the work.

For Further Information About This Program

CRAA Planning and Engineering Division		Mailing Address
Permits Project Manager Kitty Daehnke	614/238-7814	Work Permit Program
Forms and Applications	614/239-5010	Columbus Regional Airport Authority
Fax	614/238-7850	4600 International Gateway
Inspection	614/238-7814	Columbus, OH 43219
Senior Project Manager, Glen Yoder	614/239-4058	Attn.:Permits Project Manager
Bolton Field General Manager, Mark Mulchaey	614/851-9900
Rickenbacker General Manager, Charlie Goodwin	614/409-3636